EXHIBIT 5.8

[ON LETTERHEAD OF WINSTON & STRAWN LLP]

March 8, 2010

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, CA 94597

Re: Senior Subordinated Note Guarantee by Pets International, Ltd.

Ladies and Gentlemen:

We have acted as counsel to Pets International, Ltd., an Illinois corporation (the “Company”) in connection with the Registration Statement on Form S-3, File No. 333-161663, filed with the Securities and Exchange Commission (the “Commission”) on September 1, 2009 (the “Registration Statement”), and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated February 25. 2010, filed with the Commission under its Rule 424(b) filed by Central Garden & Pet Company (“Central”), as issuer and certain guarantors, including the Company, relating to: (i) the issuance by Central of $400,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2018 (collectively, the “Notes”); and (ii) the issuance by the Company of a guarantee (the “Guarantee”) along with the issuance by certain other guarantors of guarantees with respect to the Notes.

The Notes will be issued under and pursuant to the base indenture, to be dated as of March 8, 2010 (the “Base Indenture”), among Central, as issuer, and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated March 8, 2010 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among Central, other direct and indirect subsidiaries, including the Company, as guarantors and Wells Fargo Bank, National Association, as trustee.

As counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a) the Indenture;

(b) the Guarantee of the Company;

(c) the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the First Supplemental Indenture and the Guarantee issued pursuant to the Indenture; and

(d) a Good Standing relating to the Company, issued by the Secretary of State of the State of Illinois dated February 25, 2010 (the “Good Standing Certificate”).

The documents listed in items (a)-(d) above are herein sometimes collectively referred to as the “Documents.” Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn LLP attorneys who have represented the Company during the course of our limited representation of the Company in connection with the filing of the Registration Statement, issuance of the Guarantee and issuance of the Notes pursuant to the Indenture.

Opinions

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Illinois.

2. The execution and delivery by the Company of the First Supplemental Indenture and the performance of its respective obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the First Supplemental Indenture has been duly executed and delivered (to the extent such delivery is governed by the law of Illinois) by the Company.

3. The Guarantee has been duly authorized, executed and issued by the Company.

Assumptions, Qualifications and Exceptions

In rendering the foregoing opinions; we wish to advise you of the following additional qualifications, exceptions, and assumptions to which the opinions are subject:

A. We have relied solely on the Good Standing Certificate as to the opinions set forth in paragraph 1 above, and such opinions are given as of the date set forth in the Good Standing Certificate. As to certain relevant facts, we have relied on representations made by the Company and Central in the Documents, the assumptions set forth below, and certificates of officers of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of factual matters, in each case without independent verification thereof or other investigation.

B. This opinion letter is limited to the laws of the State of Illinois.

C. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

D. We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform the transactions effected pursuant to the Documents or to carry out their role in such transactions; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents; (iv) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the State of Illinois are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible; (v) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vi) Company will obtain all permits and governmental approvals required in the future, and will make all governmental filings and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Documents or performance of the Documents; and (vii) documents reviewed by us would be enforced as written and would be interpreted as if governed by the laws of the State of Illinois

E. The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any change in facts, which may occur after the date hereof.

F. In rendering the opinions expressed herein, we have only considered the applicability of statutes, rules and regulations that a lawyer in the State of Illinois exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the transactions effected pursuant to the Documents, or both.

G. We express no opinion as to any contract or agreement that is not itself a Document solely as a result of a provision in a Document requiring that the Company perform its obligations under or cause another person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, or otherwise incorporating by reference, such contract or agreement.

H. The opinions expressed above do not address any of the following legal issues: (i) Federal and state securities and “Blue Sky” laws and regulations; (ii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (iii) fraudulent transfer and fraudulent conveyance laws and regulations; (iv) compliance with fiduciary duty and conflict of interest requirements; (v) tax laws and regulations; (vi) intellectual property laws and regulations; (vii) labor laws and regulations; (viii) pension and employee benefit laws and regulations; (ix) health and safety laws and regulations; (x) environmental laws and regulations; (xi) antitrust and unfair competition laws and regulations; (xii) racketeering laws and regulations; and (xiii) laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws.

Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with its opinion, dated the date hereof, and filed with the Commission.

Sincerely,

/s/ Winston & Strawn LLP